UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 18, 2007

Republic Property Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32699	20-3241867
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13861 Sunrise Valley Drive, Suite 410, Herndon, Virginia		20171
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 840-4100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 18, 2007, Republic 20th Street LLC, a wholly owned subsidiary of Republic Property Limited Partnership, Republic Property Trust’s operating partnership ("Republic"), entered into a Purchase and Sale Agreement (the "Purchase Agreement") with 1129 20th Street NY Owner LLC (the "Seller") to acquire the fee interest in 1129 20th Street, N.W., Washington, D.C. (the "Property") for $61.75 million. Republic expects to fund the transaction with proceeds from a new construction/acquisition loan and its existing revolving line of credit. The transaction is expected to close on February 16, 2007, which closing date may be extended (i) to February 20, 2007, by Republic, in its sole discretion, or (ii) for any amount of time up to thirty days by either the Seller or Republic if any condition precedent to closing has not been satisfied or waived.

The Property is a Class B office building located in the Central Business District of Washington, D.C. and totals approximately 127,000 net rentable square feet. In connection with the sale of the building, the Seller will transfer complete architectural and engineering plans to totally reposition the building by, among other things, constructing a new glass façade and a two-story vertical expansion. Republic estimates that the development and construction costs will equal approximately $32 million, excluding loan interest expense. When completed, the building will be redeveloped into a 10-story Class A office building consisting of approximately 171,000 net rentable square feet.

The Purchase Agreement contains limited representations and warranties and covenants, as well as standard closing conditions and termination provisions. If the Property is damaged prior to the closing date and the estimated cost of repair is less than or equal to $6 million, then neither party will have the right to terminate the Purchase Agreement, and the parties will consummate the transaction without any abatement of the purchase price. In this instance, however, the Seller will assign to Republic and Republic will have the right to make a claim for and to retain any casualty and rent loss insurance proceeds received under the casualty insurance policies in effect with respect to the Property on account of any such physical damage. If the Property is damaged prior to the closing date and the estimated cost of repair exceeds $6 million or the casualty is uninsured, then Republic has the option to terminate the Purchase Agreement. In this latter instance, the escrowed deposit, and any interest thereon, will be returned to Republic.

Upon executing the Purchase Agreement, Republic deposited $2.5 million in escrow, which is at risk as of January 18, 2007 subject to usual and customary conditions to closing. If the parties fail to close the Purchase Agreement due to Republic’s breach, Republic will forfeit its deposit and any accrued interest to the Seller. If the parties fail to close the Purchase Agreement due to the Seller’s breach, then Republic may seek either (i) specific performance or (ii) an amount in damages equal to the deposited amount plus accrued interest plus actual costs in an amount up to $75,000.

The foregoing is only a summary of the Purchase Agreement, which is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

There are no material relationships between Republic and the Seller. Republic provides no assurance that it will complete the purchase of the Property.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Purchase and Sale Agreement between 1129 20th Street NY Owner LLC and Republic 20th Street LLC dated as of January 18, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Republic Property Trust

January 24, 2007	By:	/s/ Gary R. Siegel

Name: Gary R. Siegel
Title: Chief Operating Officer and General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Purchase and Sale Agreement between 1129 20th Street NY Owner LLC and Republic 20th Street LLC dated as of January 18, 2007